EXHIBIT 4.13

                [Letterhead of Canneft International Inc. [LOGO]]

THIS JOINT VENTURE AGREEMENT is entered into and made effective this 1st day of June 2002

BETWEEN: Canneft International Inc., a company incorporated and existing under the Laws of the State of Texas, USA (hereinafter called "CNI" which expression shall include the permitted successors in title transferees and assigns of
                    CNI)

AND: Tracer Petroleum Corporation, a federally incorporated company in Canada (hereinafter called "TPC" which expression shall include the permitted successors in title transferees and assigns of TPC)

WHEREAS:

(A) CNI has exclusive negotiation rights and has a protocol, signed March 26, 2001, with Turkmengeologia to complete a Joint Operating Agreement and form a Joint Operating Company for the purposes of securing a Production Sharing Agreement ("PSA") for the Adzhiyap project in southwest Turkmenistan (the "Project").

(B) The parties herein agree to hereby form a mutually beneficial Joint Venture for the development of the Project. This Joint Venture refers solely to the combined working interests of CNI and TPC in the Project, as well as whatever additional non-Turkmenistan parties join the Project.

(C) For a six (6) month exclusive right to participate in this Joint Venture, TPC agrees to advance to the Joint Venture US $30,000.00 per month for 5 months (US$150,000.00), beginning 1 June 2002 to cover the remaining estimated costs to secure the PSA. This six (6) month exclusive right will continue from 1 June 2002 through and including 30 November 2002. Upon acquisition of a PSA TPC will exercise its option to continue this agreement; however, said agreement can be terminated or extended at the end of said six (6) month exclusive period if TPC and CNI have not acquired a Production Sharing Agreement with the Turkmenistan government with a 30 day written notice of intention by either party.

(D) TPC and CNI will use their best efforts to secure a competent technical partner to join the Project as Operator. This Operator may or may not wish to invest in the Project as a part of the Joint Venture with CNI and TPC. If this Operator does not invest in the Project, then it will act solely as a contracted Operator. The involvement of a technically competent Operator is crucial to securing a PSA for the Project, and the choice of Operator will be subject to approval of the Competent Body of Turkmenistan.

(E) If the Operator chooses not to invest in the Project as a working interest holder in the Joint Venture, then TPC will have the option to earn a 60% interest in the Joint Venture by investing 100% of the capital required to develop the Project. The amount of capital required is subject to completion of a Joint Operating Agreement, which will require approval of CNI and TPC. It is currently estimated that up to US $25 million of outside capital (i.e., net cash flow) will be required for the Project. For providing 100% of the capital, TPC will receive 90% of the distributable cash flow from the Joint Venture until achievement of invested fund payout, and 60% thereafter.

(F) TPC will provide the necessary financial documents required by the Turkmenistan government showing its ability to fund said US $25 million.


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Joint Venture Agreement
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(G)   If the Operator chooses to invest in the Project as a partner in the Joint
      Venture, TPC will have the option to earn a minimum 20% in the Joint Venture by providing its pro-rata share of the required capital for the Project (i.e., 20/60 equals 1/3 of the required capital), and will earn its pro-rata share of distributable cash flow as in (E) above. TPC will also have the option of earning whatever remaining interest in the Joint Venture between 20% and 60% that is not taken up by the Operator.

(H) CNI and TPC agree to use their best efforts to secure a PSA for the Project as soon as is practicable.

(I) CNI and TPC will work on a timely-basis to complete the necessary formal Joint Operating Agreement and other agreements that will guide the Joint Venture between CNI and TPC.

(J) TPCs involvement in the Project may be subject to approval of the Competent Body in Turkmenistan.

(K) This agreement is subject to the consent of the Board of Directors of both, CNI and TPC, and shall be governed and construed solely according to the Laws of the Province of Alberta, Canada.

      IN WITNESS WHEREOF Canneft International Inc., has caused its Corporate Seal to be hereunto affixed and agrees to the terms of this Joint Venture Agreement as indicated by the duly authorized signature below executed on the day and year first above written.

THE CORPORATE SEAL of
Canneft International Inc., was hereunto


Affixed by Henk Jelsma                         Per:
                                                    ----------------------------
                                                         President and CEO


and by Richard Trosclair                       Per:
                                                    ----------------------------
                                                         Director

AND Tracer Petroleum Corporation does hereby agree to the terms of this Joint Venture Agreement as indicated by the duly authorized signatures below executed on the day and year first above written.


Per:
    --------------------------------------------
    David Robinson, President, CEO & Director


Per:
    --------------------------------------------
    Larry Youell, Chairman & Director


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